Exhibit 99.1

Moleculin Announces New Data Shows Reversal of Tumor Activity in Animal Models

Annamycin shows unusually high lung uptake and anticancer activity against lung metastases of multiple solid tumors

HOUSTON, TX - December 19, 2019 - Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors, today announced the presentation of a poster entitled, "Liposomal annamycin inhibition of lung localized breast cancer," at the San Antonio Breast Cancer Symposium held December 14 - 29, 2019.

"We now have another round of new key findings that we believe support the potential expansion of Annamycin to indications beyond acute leukemia," commented Walter Klemp, Chairman and CEO of Moleculin. "Our ongoing sponsored research at MD Anderson has now resulted in new patented discoveries that clearly demonstrate unusually high activity of Annamycin against lung metastatic cancers in animal models. This activity is a direct result of surprisingly high uptake of Annamycin by the lungs. The findings of experiments comparing organ distribution of Annamycin with doxorubicin are quite astonishing. We are seeing a 5 to 7-fold higher concentration of Annamycin in lungs than in plasma and at least 5-fold higher than that of doxorubicin. Doxorubicin, which is the current standard of care for treatment for frequently occurring lung metastases of such solid tumors as sarcoma, colorectal cancer, breast cancer and bladder cancer, is unfortunately not effective against such metastases, and consequently doxorubicin-based therapies fail the vast majority of such patients. Our research suggests that the surprisingly high activity of Annamycin in animal models of lung metastases may be, in part, due to the high level of accumulation of Annamycin in the lungs. We believe the tumor growth inhibition and even tumor regression observed with Annamycin might offer a new treatment option for patients with lung localized cancers. This notion is also supported by previously observed high activity of Annamycin against multidrug resistant tumors in animal models and its lack of cardiotoxicity thus far supported by both animal studies and clinical studies in humans."

"Importantly, the published poster, which can be found on our web site at https://www.moleculin.com/san-antonio-bc-symposium-poster/, shows substantially increased survival in both triple negative breast cancer and colon cancer lung metastases animal models," Mr. Klemp added. "It should also be noted that treatment with Annamycin resulted in long-term survival of a significant number of animals. We’re not just seeing a reduction in tumor growth, but often a reversal of tumor activity resulting in an almost complete reduction of tumor burden."

Mr. Klemp concluded, "We believe our research continues to support the view that Annamycin has market potential far beyond the treatment of acute leukemia as indicated by our ongoing US and European clinical trials. The absence of cardiotoxicity being demonstrated in those trials alone makes Annamycin a compelling candidate to potentially replace doxorubicin in a number of treatment settings. Furthermore, our new data, showing the ability of Annamycin to accumulate at disproportionately high levels in the lungs, suggests an opportunity to treat patients for whom the standard of care is ineffective. If this capability can be demonstrated in future human clinical trials, we believe Annamycin may be able to fill the existing void of effective chemotherapeutics for lung metastases and bring hope to a large population of patients in the USA and around the world, as the lungs are among the most common sites of cancer metastases."

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors. The Company’s clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML, as well as distant metastases of solid tumors that existing anthracyclines have difficulty affecting, WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic cancer and hematologic malignancies, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including additional Immune/Transcription Modulators, as well as compounds capable of Metabolism/Glycosylation Inhibition.

For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability for Annamycin to be an alternative to currently approved anthracyclines for treating cancers other than AML. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. The Company cautions investors not to place undue reliance on the interim results announced today.

Contact Information
The Ruth Group
Carol Ruth / James Salierno
646-536-7004/ 7028
cruth@theruthgroup.com
jsalierno@theruthgroup.com